Exhibit 10.10

SAMCO CAPITAL MARKETS
A Division of Penson Financial Services, Inc.

October __, 2005

Robert P. Trask
President and Chief Executive Officer
Atlantic Bancshares, Inc.
P.O. Box 3077
Bluffton, SC 29910

      Re: Amendment to Agency Agreement

Dear Mr. Trask:

        At the request of the NASD, we have agreed to amend the agreement, dated August 4, 2005 (the “Agreement”), entered into by SAMCO Capital Markets, a Division of Penson Financial Services, Inc. (“SAMCO”) and Atlantic Bancshares, Inc. (the “Company”) under which SAMCO agreed to provide consulting services to, and in certain circumstances serve as a Sponsoring Dealer for, the Company in connection with its subscription offering for 1,200,000 shares of Company’s common stock at a price of $10.00 per share.

        In this regard, we have agreed to delete Section IV(G) of the Agreement in its entirety and replace it with the following language:

“(G)	During the course of the Subscription Offering, only the directors or officers of the Company are authorized to receive or accept from a subscriber any Subscription Offer and/or payment. In the event that any Subscription Offer or payment comes into the possession of SAMCO or any of its respective employees, agents, representatives or affiliates, it or he will immediately deliver the same to the Company’s escrow agent.”

        All other terms, provisions, conditions, covenants, representations and warranties contained in the Agreement are not modified and will continue in full force and effect as originally written.

        If this letter accurately reflects the Company’s understanding of our agreement, please execute the signature page below on behalf of the Company and return an originally executed version of this letter to me.

Sincerely,

Accepted and agreed to this ___ day of October 2005:

ATLANTIC BANCSHARES, INC.

________________________
Robert P. Trask